Exhibit 99.1

FOR IMMEDIATE RELEASE OCTOBER 13, 2004 FOR ADDITIONAL INFORMATION CONTACT: RANDY J. SIZEMORE SR VICE PRESIDENT, CFO (260) 358-4680

NORTHEAST INDIANA BANCORP, INC.
ANNOUNCES INCREASE IN THIRD QUARTER EARNINGS

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank, today announced net income of $422,000 ($0.29 per diluted common share) for the Company’s third quarter ended September 30, 2004 compared to net income of $395,000 ($0.28 per diluted common share) for the third quarter ended September 30, 2003, an increase in net income of $27,000 or 6.8%. The current three months earnings represents an annualized return on average assets (ROA) of 0.73% and a return on average equity (ROE) of 6.44% as compared to an ROA of 0.72% and an ROE of 5.96% for the three months ended September 30, 2003.

Net interest income increased to $1.6 million for the quarter ended September 30, 2004 when compared to $1.4 million for the quarter ended September 30, 2003. The Company’s net interest margin also improved 24 basis points to 2.93% for the current quarter compared to 2.69% in the year earlier quarter. This improved margin was primarily due to a decline in the cost of interest-bearing liabilities that was greater than the decline in interest-earning asset yields and to a lesser extent, higher average interest-earning asset balances during the quarter ended September 30, 2004 compared to the quarter ended September 30, 2003.

For the third consecutive quarter, Northeast Indiana Bancorp, Inc. saw significant improvement in non-performing asset trends. The Company’s non-performing assets were $1.7 million or 0.7% of total assets at September 30, 2004, a decline of 51.4% from the $3.5 million or 1.6% of total assets reported at September 30, 2003 and a 29.2% decline from the $2.4 million or 1.1% of total assets reported at June 30, 2004. The decline in non-performing assets is primarily due to the sale of a significant commercial real estate property during the quarter ended September 30, 2004 that was included in real estate owned as of June 30, 2004. This property was disposed at a minimal loss compared to the carrying value. Based on the positive trend in non-performing assets and the outcome on this significant commercial real estate property, the Company made no provision for loan losses during the quarter ended September 30, 2004.

Noninterest income was relatively unchanged at $356,000 for the third quarter ended September 30, 2004 compared to $353,000 during the quarter ended September 30, 2003. Declines in net gain on the sale of loans and net gain on sale of securities were more than offset by a significant increase in service charges on deposit accounts. The increased service charges on deposit accounts is due to a new retail overdraft program the Bank implemented during the quarter ended June 30, 2004.

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Noninterest expenses increased to $1.36 million for the quarter ended September 30, 2004 compared to $1.22 million for the quarter ended September 30, 2003. This increase came primarily in salaries and employee benefits due to increased funding on a defined benefit pension plan, increased ESOP expense due to the Company’s current share price, less deferred loan origination fees due to lower mortgage volumes and wage increases related to more employees from a brokerage acquisition that was completed late June 2004.

Net income for the nine months ended September 30, 2004 decreased to $1.3 million compared to $1.5 million for the nine months ended September 30, 2003. This decrease is mainly due to a decline of $402,000 in net gain on sale of loans between periods due to significantly lower mortgage sales volumes and to a lesser extent, lower deferred loan origination fees and increased benefit costs between periods. These items were partially offset by an increase in net interest income of $381,000 to $4.7 million for the nine months ended September 30, 2004 compared to $4.4 million for the nine months ended September 30, 2003.

Total assets at September 30, 2004 of $228.7 million was relatively unchanged compared to December 31, 2003 assets of $227.4 million. However, net loans receivable increased $8.6 million or 5.3% to $172.3 million at September 30, 2004 from $163.7 million at December 31, 2003 and total deposits increased $6.4 million or 5.2% during the same time frame.

Shareholders’ equity at September 30, 2004 was $26.0 million compared to $27.2 million at December 31, 2003. The Company closed out a previously announced stock repurchase program after repurchasing 44,260 shares at an average cost of $21.86 during the current quarter. The Company subsequently announced a new repurchase program to buy back up to 5% or approximately 71,000 shares over the next twelve months. In the opinion of management, these repurchases help leverage Northeast Indiana Bancorp’s remaining equity and tend to improve return on shareholders’ equity.

The book value of NEIB’s stock was $18.22 per common share as of September 30, 2004. The number of outstanding common shares was 1,425,357. The last reported trade of the stock on October 11, 2004 was $21.50 per common share. This represents a 2.2% increase over the closing price of $21.04 per common share on December 31, 2003.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana. The company offers a full array of banking, trust, and financial brokerage services to its customers through three full service branches located in Huntington, Indiana. The company is traded on The NASDAQ Stock Market under the symbol “NEIB”.

This press release may contain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues. Factors which may cause future results to vary materially include, but are not limited to, general economic conditions, changes in interest rates, loan demand, and competition. Additional factors include changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, regulatory and technological factors affecting each company’s operations, pricing, products and services.

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NORTHEAST INDIANA BANCORP CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

ASSETS	September 30,	December 31,
	2004	2003
Interest-earning cash and cash equivalents	$2,401,752	$6,849,198
Noninterest earning cash and cash equivalents	2,771,941	2,483,881

Total cash and cash equivalents	5,173,693	9,333,079
Securities available for sale	39,434,079	43,687,318
Securities held to maturity estimated market value of $60,000 and
$150,000 at September 30, 2004 and December 31, 2003	60,000	150,000
Loans held for sale	224,100	--
Loans receivable, net of allowance for loan loss September 30, 2004
$1,461,051 and December 31, 2003 $1,772,109	172,319,234	163,676,825

Accrued interest receivable	838,473	798,722
Premises and equipment	2,158,128	2,061,781
Investments in limited liability partnerships	1,428,726	1,602,147
Cash surrender value of life insurance	5,108,374	4,352,129
Other assets	1,944,003	1,732,531

Total Assets	$228,688,810	$227,394,532

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	128,437,746	122,009,736
Borrowed Funds	72,494,686	76,545,485
Accrued interest payable and other liabilities	1,782,318	1,644,751

Total Liabilities	202,714,750	200,199,972

Retained earnings - substantially restricted	25,974,060	27,194,560

Total Liabilities and Shareholders' Equity	$228,688,810	$227,394,532

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Total interest income	$3,027,478	$2,997,728	$9,031,581	$9,380,905
Total interest expense	1,443,208	1,599,978	4,283,857	5,013,744

Net interest income	$1,584,270	$1,397,750	$4,747,724	$4,367,161

Provision for loan losses	--	--	--	--
Net interest income after provision for
Loan losses	$1,584,270	$1,397,750	$4,747,724	$4,367,161
Service charges on deposit account	150,671	94,669	359,536	272,788
Net gain (loss) on sale of securities	165	12,397	19,136	12,397
Net gain on sale of loans	19,028	52,095	75,236	477,215
Net gain (loss) on sale of repossessed assets	(14,924)	(5,829)	(10,702)	57,033
Trust and brokerage fees	28,657	31,989	54,493	134,202
Other income	172,739	167,741	501,560	480,963

Total noninterest income	$356,336	$353,062	$999,259	$1,434,598

Salaries and employee benefits *	771,904	653,916	2,274,258	1,931,281
Occupancy	110,913	111,459	333,578	358,642
Data processing	161,274	175,808	483,541	512,135
Deposit insurance premiums	4,758	5,001	14,122	15,072
Professional fees	61,285	50,948	197,034	197,953
Correspondent bank charges	55,064	55,540	162,689	155,314
Other expense *	194,152	172,216	582,222	570,279

Total noninterest expenses	$1,359,350	$1,224,888	$4,047,444	$3,740,676

Income before income tax expenses	$581,256	$525,924	$1,699,539	$2,061,083

Income tax expenses	158,796	130,728	442,069	552,628
Net Income	$422,460	$395,196	$1,257,470	$1,508,455
* - Certain prior year line items were reclassified to conform with current year presentations.

NORTHEAST INDIANA BANCORP CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Basic Earnings per common share	0.30	0.28	0.88	1.06
Dilutive Earnings per share	0.29	0.28	0.85	1.02
Net interest margin	2.93%	2.69%	2.97%	2.77%
Return on average assets	0.73%	0.72%	0.74%	0.91%
Return on average equity	6.44%	5.96%	6.27%	7.56%
Average shares outstanding- primary	1,400,399	1,410,934	1,427,182	1,419,016
Average shares outstanding- diluted	1,444,857	1,432,864	1,476,474	1,476,235

Allowance for loan losses:
Balance at beginning of period	$1,483,672	$1,857,963	$1,772,109	$2,135,630
Charge-offs:
One-to-four family	--	--	2,907	25,954
Commercial real estate	--	34,343	208,218	235,722
Commercial	--	--	--	100,488
Consumer	68,324	30,323	235,806	171,188

Gross charge-offs	68,324	64,666	446,931	533,352

Recoveries:
One-to-four family	--	--	--	--
Commercial real estate	--	--	--	--
Commercial	--	--	10,000	96,000
Consumer	45,703	63,050	125,873	158,069

Gross recoveries	45,703	63,050	135,873	254,069

Net charge-offs (recoveries)	22,621	1,616	311,058	279,283
Additions charged to operations	--	--	--	--

Balance at end of period	$1,461,051	$1,856,347	$1,461,051	$1,856,347

Net loan charge-offs (recoveries) to average loans (1)	0.05%	0.00%	0.24%	0.24%

	At September 30,	At September 30,	At June 30,	At December 31,
	2004	2003	2004	2003
Nonperforming assets (000's) Loans:
Non-accrual	$1,493	$3,231	$1,342	$2,413
Past 90 days or more and still accruing	--	--	--	--
Troubled debt restructured	--	--	--	--

Total nonperforming loans	1,493	3,231	1,342	2,413
Real estate owned	150	218	1,099	162
Other repossessed assets	12	11	--	3

Total nonperforming assets	$1,655	$3,460	$2,441	$2,578

Nonperforming assets to total assets	0.72%	1.56%	1.08%	1.13%
Nonperforming loans to total loans	0.86%	2.07%	0.81%	1.46%
Allowance for loan losses to nonperforming loans	97.86%	57.44%	110.58%	73.44%
Allowance for loan losses to net loans receivable	0.84%	1.19%	0.89%	1.07%

	At September 30,
	2004	2003
Stockholders' equity as a % of total assets	11.36%	12.25%
Book value per share	$ 18.22	$ 18.41
Common shares outstanding- EOP	1,425,357	1,472,944

(1)     Ratios for the three-month periods are annualized.